Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441  • (763)551-5000  •  Fax (763)551-5198  •  www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

APPROVED BY:	Bill Prange
Chairman and Chief Executive Officer
(763) 551-5000

CONTACT:	Investor Relations:
Melissa Myron/Rachel Albert
Financial Dynamics
(212) 850-5600

CHRISTOPHER & BANKS CORPORATION REPORTS MAY SALES RESULTS

Minneapolis, MN, June 2, 2005 – Christopher & Banks Corporation (NYSE: CBK) today reported total sales for the four weeks ended May 28, 2005 rose 21% to $39.3 million from $32.4 million last year, while same-store sales increased 7%.

For the first quarter ended May 28, 2005, total sales increased 20% to $122.7 million from $102.6 million in the prior year period, while same-store sales increased 4%.  During the first quarter, the Company opened 19 new stores and closed one store, bringing the total number of stores as of May 28, 2005 to 660 compared to 566 stores as of May 29, 2004.

Bill Prange, Chairman and Chief Executive Officer, commented, “Our 7% increase in May same-store sales was partially driven by aggressive markdowns taken to keep our inventories seasonally clean.  We finished the quarter with average in-store inventory per store modestly below last year’s levels and are well positioned to begin the second quarter with a fresh merchandise mix.”

The Company currently expects that fiscal 2006 first quarter earnings per diluted share will be similar to last year’s first quarter, when the Company earned $0.26 per diluted share after giving effect to adjustments for changes in accounting for lease transactions.  First quarter results will be reported after the market closes on Tuesday, June 21, 2005.

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  The Company currently operates 660 women’s specialty stores in 45 states under the names: Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 478 Christopher & Banks stores, 161 C.J. Banks stores and 21 Acorn stores.

This release contains forward-looking statements regarding future performance of the Company.  The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.

The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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